Exhibit 23.1

Sub Bancorp, Inc. and Subsidiaries 401(k) Plan

Lewisburg, Pennsylvania

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent auditors, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-61237 and 333-40266) by Sun Bancorp, Inc. and Subsidiaries 401(k) Plan (the “Plan”) of our report dated June 21, 2004, relating to the statement of net assets available for benefits as of December 31, 2003 and 2002 and the statement of changes in net assets available for benefits for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Plan.

/s/ Beard Miller Company, LLP
Beard Miller Company, LLP

York, Pennsylvania
June 28, 2004